Exhibit 99



          PITTSTON ANNOUNCES RATIFICATION OF AGREEMENT

               WITH UNITED MINE WORKERS OF AMERICA


Stamford, Ct. - June 21, l994 - The Pittston Company announced today that a new collective bargaining agreement between the company's Coal Group subsidiaries and the United Mine Workers of America ("UMWA") was ratified by the Coal Group companies' union employees. The new agreement, which replaces the current agreement expiring on June 30, will remain in effect until December 31, l998. Joseph C. Farrell, Chairman and CEO of The Pittston Company, stated "We are very pleased with both the tenor of the negotiations and the mutually beneficial results which are further evidence of the positive working relationship which has been established with the UMWA."

The new agreement continues the basic principles and provisions established in the predecessor l990 Agreement with respect to the important areas of job security, work rules and scheduling. Under the new agreement, wages are scheduled to increase $.40 per hour on December 15 of each of the years l994 to l997. In addition, the Company has agreed to improvements in certain employee benefits.
                            * * * * *
Pittston Minerals Group Common Stock (NYSE - PZM) and Pittston Services Group Common Stock (NYSE - PZS) represent the two classes of common stock of The Pittston Company, a diversified firm with interests in coal and gold mining, security services through Brink's, Incorporated and Brink's Home Securitiy, Inc. and airfreight and logistics management services through Burlington Air Express Inc.